EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of GlobalOptions Group, Inc. on Post-Effective Amendment No. 1 of Form S-1 of our report dated April 1, 2013, with respect to our audits of the consolidated financial statements of GlobalOptions Group, Inc. as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York
May 1, 2013